Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 10:00 a.m. April 28, 2016

Subject:	United Bancorp, Inc. Reports a 21% Increase in Diluted Earnings per Share, a Forward Dividend Yield of 4.41% and an 8.7% Increase in Net Interest Income for the Quarter Ended March 31, 2016

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.17 for the quarter ended March 31, 2016, as compared to $0.14 for the quarter ended March 31, 2015, an increase of 21%. This growth in earnings can be attributed to several factors that are explained below in detail. The most significant factor driving this growth in earnings is a $286,000, or 8.7%, increase in net interest income for the quarter ended March 31, 2016, as compared to the same quarter in 2015.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company for the quarter ended March 31, 2016. The Company’s net interest margin increased to a level of 3.80%, as compared to 3.71% for the same period in 2015. This increase in the net interest margin is primarily attributed to the Company experiencing growth in its loan portfolio year-over-year. As of March 31, 2016, the Company had gross loans of $335.5 million, which is an increase of $23.0 million, or 7.35%, over the same period last year. Having a higher level of funding invested in quality loans, as compared to lower yielding federal funds, drove the increase in the margin. This occurred even though the loan portfolio continued to reprice downward over the course of the past year, as the long-end of the yield curve remained at historically low levels. On a positive note, the Federal Open Market Committee (FOMC) did increase the target for the federal funds rate by 25 basis points in December 2015, which positively impacted the portion of the Company’s loan portfolio tied to the prime rate, which also increased 25 basis points at that time. Considering the recent actions of the FOMC and that longer-term Treasury rates (to which the Company’s loans reprice) have been priced at relatively the same levels for the past several years, the overall yield in the Company’s loan portfolio has stabilized in recent months. The combination of both loan growth and the stabilization of the yield in the Company’s loan portfolio should lead to higher levels of interest income being generated in the coming quarters. With stronger loan growth, the Company’s funds management policy changed during the first quarter of 2016. In prior years, the majority of surplus funding was invested in very liquid, lower-yielding excess reserves at the Federal Reserve. During the first quarter of 2016, these excess reserves previously invested in lower-yielding investment alternatives were fully exhausted and the Company, for the first time in several years, switched to a borrowed position to fund its loan growth by utilizing wholesale funding alternatives. Also, with stronger loan growth, securities and other restricted stock balances decreased by $7.9 million to a level of $33.9 million at quarter-end. Going forward, it is anticipated that the Company’s securities portfolio will be maintained at this present level to support its pledge requirement for public depository accounts until investment yields get to more normalized levels. The Company’s credit quality has not changed significantly on a year-over-year basis as nonaccrual loans marginally increased by $84,000 to a level of $1.3 million. Net loans charged off for the three months ended March 31, 2016 were $110,000, or 0.16% of average loans, as compared to a net recovery of $22,000 for the same period in 2015. In addition, the Company continued to see a decrease in its other real estate and repossessions (“OREO”), as balances decreased by $814,000, or 71.4%, to a level of $326,000. Lastly, the overall total allowance for loan losses to total loans was 0.71%, resulting in a total allowance for loan losses to nonperforming loans of 184.00% at March 31, 2016, as compared to 0.80% and 207.64% respectively at March 31, 2015.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts, while allowing higher-cost funding to run off. Year-over-year, lower-cost funding, consisting of demand and savings deposits, increased by $3.1 million, while higher-cost time deposit balances decreased by $9.5 million. This helped the Company reduce its total interest expense by $106,000 or 18.3%. The Company also continued to see the positive impact of attracting a higher number of active transaction accounts, which helped it increase its overall service charges on deposit accounts net of one-time fees. During the first quarter of 2015, the Company did receive a signing bonus from its debit card and ATM processor. Exclusive of this one-time fee received in 2015, service charges on deposit accounts increased by $27,000, or 6.32%, as of March 31, 2016. It is anticipated that this positive trend will continue. Lastly, noninterest expense increased on a quarter-over-quarter basis by $8,000, or less than 1.0%. As previously announced, the Company’s office consolidation in its Glouster, Ohio marketplace was completed late in the first quarter of 2015, which helped contain noninterest expense year-over-year. Greenwood stated that, “Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation, which should lead to future growth, higher levels of operating income and, ultimately, a higher level of performance. Greenwood concluded, “Over the next 24 months, it is projected that our Company’s interest expense will be positively impacted by the repricing of $26 million in fixed-rate advances with the Federal Home Loan Bank (“FHLB”) that are set to mature. The average cost of these advances is 3.66% and, given the current interest rate environment, should lead to continued savings in interest expense. In May 2016, a $6.0 million FHLB advance matures at a rate of 3.28%. It is anticipated that this advance will be replaced with a short-term borrowing at a current rate of 50 basis points or thereabouts. At this pricing level, the Company will save approximately $167,000 annually in interest expense beginning next month. In addition, the Company’s $4.1 million subordinated debenture did reprice on January 1, 2016 from a fixed rate of 6.25% to a current variable rate of 1.97%, which is based on three-month LIBOR plus a margin of 1.35%. At this current price level, the Company will save approximately $177,000 in interest expense annually beginning this year. By growing our loan portfolio and reducing our overall levels of interest expense, we believe that we will see growth in the level of the net interest income that our Company generates. It is projected that this will lead to a higher level of earnings and profitability for our Company in future periods.”

Scott A. Everson, President and CEO stated, “We are excited to report on our Company’s double-digit earnings growth this past quarter. We are beginning to see the results of the efforts expended over the course of the past couple of years within our company to gain efficiencies through process improvement, while generating higher levels of revenue. We are pleased with the results that we are now seeing and will continue looking for additional opportunities that will help our organization become more operationally efficient, generate higher levels of revenue and produce higher levels of quality earnings. As announced in our annual report to shareholders, our Company is embarking upon a new period, whereby our exclusive focus is to grow our assets in a profitable fashion that will produce consistent and increasing earnings. This vision, which is called Mission 2020, sets the course for our Company to grow its assets to a level of $1.0 billion, or greater, by the end of 2020. In order to achieve this ambitious growth plan, we will need to continue focusing on being operationally efficient, while taking on higher levels of non-interest expense to support an origination platform that will drive the organic growth of our Company. It is projected that this enhanced platform, which began being implemented in the second quarter of last year, will continue to lead to the origination of higher levels of quality loans as seen in recent quarters. This will lead to our Company generating higher levels of interest income, which, in turn, will lead to an increase in the all-important revenue line…net interest income. The Company also envisions acquiring other community-minded banking organizations to help it achieve the lofty level of growth envisioned under Mission 2020. Being a very well capitalized and profitable Company in today’s environment will help us achieve the goals that are defined under this vision within our current strategic plan. With the aforementioned change in our funds management this past quarter, our Company is now positioned to attract higher levels of funding, both retail and wholesale, which will allow us to leverage our capital at a more optimal level and produce higher earnings. As of March 31, 2016, our Company is considered to be well-capitalized by regulatory standards, having equity to assets of 10.16%. With the free capital that our Company presently has, we will be able to begin the growth trajectory that we envision, which should benefit all of our valued shareholders. This past year, we paid a regular cash dividend of $0.37 and a special dividend of $0.05. With our Company’s present regular cash dividend of $0.10, our forward yield as of quarter-end is 4.41%. At this level, our Company’s cash dividend yield is nearly twice that of the average bank in our country. With our present focus of driving the revenue-line of our Company, or net interest income, we firmly believe that we will continue to reward our shareholders by paying higher dividends, while seeing appreciation in the market value of our common stock. Year-over-year, the market value of our Company’s stock increased by $1.18, or 15%, to a level of $9.07.” Everson concluded, “Our number one focus continues to be protecting and growing our shareholders’ investment in our Company through sound and profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are very pleased with the present operating performance of our Company and the direction that we are going. We are extremely optimistic about our future potential and look forward to carrying the earnings momentum that we have seen in recent quarters well into the foreseeable future!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of approximately $412.5 million and total shareholder’s equity of approximately $41.9 million as of March 31, 2016. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC. “UBCP”
At or for the quarter ended
March 31,	March 31,	%
2016	2015	Change
Earnings
Interest income on loans	$3,676,120	$3,546,597	3.65%
Loan fees	203,712	135,431	50.42%
Interest income on securities	159,047	176,867	-10.08%

Total interest income	4,038,879	3,858,895	4.66%
Total interest expense	474,462	580,839	-18.31%

Net interest income	3,564,417	3,278,056	8.74%
Provision for loan losses	70,749	115,749	-38.88%
Net interest income after provision for loan losses	3,493,668	3,162,307	10.48%
Service charge on deposit account	633,459	699,262	-9.41%
Net realized gains on sale of loans	15,849	11,253	40.84%
Net realized gain on sale of available-sale-securities	—	20,411	N/A
Other noninterest income	218,093	212,612	2.58%
Total noninterest income	867,401	943,538	-8.07%
Total noninterest expense	3,143,905	3,135,824	0.26%
Earnings before income taxes	1,217,164	970,021	25.48%
Income tax expense	372,589	276,163	34.92%

Net income	$844,575	$693,858	21.72%
Key performance data	—	—
Earnings per common share — Basic	$0.17	$0.14	21.43%
Earnings per common share — Diluted	0.17	0.14	21.43%
Cash dividends paid	0.10	0.09	11.11%
Stock data
Dividend payout ratio	58.82%	64.29%	-5.46%
Price earnings ratio	13.34	x	14.09	x	-5.33%
Market price to book value	106%	94%	12.41%
Annualized yield based on quarter end close	4.41%	4.56%	-3.29%
Market value — last close (end of period)	9.07	7.89	14.96%
Book value (end of period)	8.58	8.39	2.26%
Shares Outstanding
Average — Basic	4,873,145	4,853,349	—
Average — Diluted	4,966,071	4,938,589	—
Common stock, shares issue	5,385,304	5,385,304	—
Shares held as treasury stock	5,744	7,850	—
Return on average assets (ROA)	0.83%	0.68%	0.15%
Return on average equity (ROE)	8.06%	6.91%	1.15%
At quarter end
Total assets	$412,460,703	$416,920,035	-1.07%
Total assets (average)	405,798,000	407,596,000	-0.44%
Cash and due from Federal Reserve Bank	18,241,689	39,230,398	-53.50%
Average cash and due from Federal Reserve Bank	4,973,000	35,352,000	-85.93%
Securities and other restricted stock	33,880,568	41,761,852	-18.87%
Average securities and other restricted stock	38,329,000	33,356,000	14.91%
Other real estate and repossessions	325,700	1,139,526	-71.42%
Gross loans	335,464,034	312,494,251	7.35%
Average loans	331,255,000	315,136,000	5.11%
Allowance for loan losses	(2,374,798)	(2,505,675)	-5.22%
Net loans	333,089,236	309,988,576	7.45%
Net loans charged-off (recovery)	110,169	(21,979)	-601.25%
Net overdrafts charged-off (recovery)	23,059	32,480	-29.01%
Total net charge offs (recovery)	133,228	10,501	1168.72%
Nonaccrual loans	1,290,660	1,206,713	6.96%
Loans past due 30+ days (excludes non accrual loans)	1,964,901	763,364	157.40%
Intangible asset	—	36,720	-100.00%
Mortgage servicing asset	59,524	69,156	-13.93%
Average total deposits	330,413,000	333,287,000	-0.86%
Total Deposits
Noninterest bearing demand	69,770,588	72,184,050	-3.34%
Interest bearing demand	118,981,440	119,107,296	-0.11%
Savings	80,046,155	74,382,760	7.61%
Time < $100,000	42,039,360	48,958,873	-14.13%
Time > $100,000	13,794,585	16,368,042	-15.72%
Total Deposits	324,632,128	331,001,021	-1.92%
Advances from the Federal Home Loan Bank	26,489,774	26,677,758	-0.70%
Repurchase Agreements	12,156,841	12,113,366	0.36%
Shareholders’ equity	41,921,867	40,723,555	2.94%
Shareholders’ equity (average)	41,922,000	40,157,000	4.40%
Key performance ratios
Net interest margin (Federal tax equivalent)	3.80%	3.71%	0.09%
Interest expense to average assets	0.47%	0.57%	-0.10%
Total allowance for loan losses to nonperforming loans	184.00%	207.64%	-23.66%
Total allowance for loan losses to total loans	0.71%	0.80%	-0.09%
Total past due and nonaccrual loans to total loans	0.38%	0.39%	-0.01%
Nonperforming assets to total assets	0.39%	0.56%	-0.17%
Net charge-offs to average loans	0.16%	0.01%	0.15%
Equity to assets at period end	10.16%	9.77%	0.39%
Full Time Equivalent (FTE) employees	127	131	—